Exhibit 99.1

Wave Receives Nasdaq Global Market Notice of Listing Non-Compliance

Lee, MA– April 29, 2008 – Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) announced that it received a notice today from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s common stock is subject to potential delisting from The Nasdaq Global Market because the market value of the Company’s common stock was below $50 million for 10 consecutive business days, and, therefore, did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(b)(1)(A) (the “Rule”).  The notice further stated that the Company is not in compliance with an alternative test, Nasdaq Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

In accordance with Nasdaq Marketplace Rule 4450(e)(4), Wave will be provided a period of 30 calendar days, or until May 29, 2008, to regain compliance with the Rule.  If at anytime before May 29, 2008, the market value of Wave’s common stock is $50 million or more for a minimum of 10 consecutive business days (or such longer period of time as the Nasdaq staff may require in some circumstances), the Company will achieve compliance with the Rule.

If Wave has not regained compliance with the Rule by May 29, 2008, the Nasdaq staff will issue a letter notifying the Company that its common stock will be delisted.  At that time, the Company may appeal the determination to delist its common stock to a Listings Qualifications Panel.  Alternatively, if the Company cannot meet the requirements for continued listing on The Nasdaq Global Market, it may apply to transfer to The Nasdaq Capital Market.

Wave Systems plans to exercise diligent efforts to maintain the listing of its common stock on The Nasdaq Global Market, but there is no assurance that it will be successful in doing so.  If the Company does not resolve the listing deficiency, the Company may apply for listing on The Nasdaq Capital Market.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

For more information please contact:

Company: Wave Systems Corp. Gerard Feeney 413-243-1600 jfeeney@wavesys.com	Investor Relations: David Collins, Ratula Roy Jaffoni & Collins 212-835-8500 wavx@jcir.com